Worthington Industries Announces Consolidation of Oil and Gas Operations

COLUMBUS, Ohio – February 12, 2020 – Worthington Industries Inc. (NYSE: WOR) today announced a plan to consolidate its oil and gas equipment manufacturing operation in Wooster, Ohio into its existing facility in Bremen, Ohio.  The consolidation will help utilize available capacity at Bremen which manufactures similar products. The closure of the Wooster operation is expected to be complete by May 31, 2020.

“We believe the consolidation of our manufacturing footprint in the East will enable us to better serve our customers and accelerate transformation efforts already under way to reduce costs and improve competitiveness,” said Jacob Garrett, general manager of the oil and gas business for Worthington Industries. “These decisions that impact the lives of our employees are never taken lightly.” Over half of Wooster’s 122 employees will have the opportunity to transfer to the Bremen facility. Outplacement services and other benefits will be provided to employees who will not continue with the Company.

The Bremen facility, which primarily serves customers in the Eastern U.S., recently added capabilities with the purchase of a paint and blast facility. The Company also operates a plant in Tulsa, Okla., serving oil and gas producers in the West.  Worthington acquired the Wooster and Bremen operations when it purchased the Westerman Companies in September 2012.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 57 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could

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Worthington Industries

February 12, 2020

cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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